Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Fourth Quarter and Full Year Results

•                  Same store sales growth in 4Q14 and FY2014 of 2.6% and 2.0%, respectively

•                  4Q14 net sales up 4.2% to $944 million; FY2014 net sales up 3.6% to $3.8 billion

•                  4Q14 diluted earnings per share of $0.39

•                  GAAP and Adjusted FY2014 net earnings of $246 million and $250 million, respectively

•                  GAAP and Adjusted FY2014 diluted earnings per share of $1.51 and $1.53, respectively

•                  During fiscal 2014, repurchased $333 million, or 12.6 million shares of common stock

DENTON, Texas, November 13, 2014 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fourth quarter and fiscal year ended September 30, 2014.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“In the fiscal 2014 fourth quarter, we delivered financial results in line with our expectations,” stated Gary Winterhalter, Chairman and Chief Executive Officer. “Same store sales growth in our Sally segment steadily improved throughout fiscal 2014 from 0.9% in the first quarter to reach 2.1% in the fourth quarter.  We are optimistic that this trend will continue in fiscal 2015 as we benefit from the investments we’ve made to strengthen our marketing and brand differentiation to our customers.  In fiscal year 2014, we generated $316 million in operating cash flow and repurchased approximately $333 million, or 13 million shares of our common stock.  The recent announcement of our three-year, $1.0 billion authorization underscores our commitment to return excess cash flow in the form of stock buyback.”

Fiscal 2014 Fourth Quarter and Full Year 2014 Financial Highlights

Net Sales:  For the fiscal 2014 fourth quarter, consolidated net sales were $944.3 million, an increase of 4.2% from the fiscal 2013 fourth quarter.  The fiscal 2014 fourth quarter sales increase is primarily attributed to same store sales growth and the addition of new stores.  The impact from favorable changes in foreign currency exchange rates in the fiscal 2014 fourth quarter was $1.6 million.  Consolidated same store sales growth in the fiscal 2014 fourth quarter was 2.6% compared to 0.4% in the fiscal 2013 fourth quarter.

Consolidated net sales for fiscal year 2014 were $3.8 billion, an increase of 3.6% from fiscal year 2013.  Fiscal 2014 sales increased primarily due to the addition of new stores and same stores sales growth.  The impact from favorable foreign currency exchange in the 2014 fiscal year was $5.0 million.  Consolidated same store sales growth in fiscal year 2014 was 2.0% compared to 0.8% in fiscal year 2013.

Gross Profit:  Consolidated gross profit for the fiscal 2014 fourth quarter was $467.5 million, an increase of 4.0% over gross profit of $449.4 million for the fiscal 2013 fourth quarter.  Gross profit as a percentage of sales (gross profit margin) was 49.5%, a 10 basis point decline from the fiscal 2013 fourth quarter.

For fiscal year 2014, consolidated gross profit was $1.9 billion, an increase of 3.6% over fiscal 2013 gross profit.  Gross profit as a percentage of sales was 49.6%, flat when compared to fiscal year 2013.

Selling, General and Administrative Expenses:  For the fiscal 2014 fourth quarter, consolidated GAAP selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $320.5 million, or 33.9% of sales, a 60 basis point increase from the fiscal 2013 fourth quarter metric of 33.3% of sales and total SG&A expenses of $301.9 million.  Excluding expenses associated with the previously disclosed data security incident of $0.5 million pre-tax, adjusted SG&A expenses in the fiscal 2014 fourth quarter were $320.0 million.

For fiscal year 2014, GAAP SG&A expenses, including $141.6 million of unallocated corporate expenses and share-based compensation, were $1.3 billion, or 33.9% of sales, compared to fiscal year 2013 metric of 33.2% of sales and total SG&A expenses of $1.2 billion.  Fiscal year 2014 GAAP SG&A expenses increased $70.8 million, or 5.9%, over fiscal year 2013 primarily due to expenses associated with the opening of new stores, higher expenses associated with our self-funded employee healthcare benefits program in the U.S., investments in new businesses, executive management transition costs and data security incident expenses.  Excluding expenses associated with the executive management transition costs and data security incident expenses of $6.0 million pre-tax, adjusted SG&A expenses in fiscal year 2014 were $1.3 billion or 33.8% of sales.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2014 fourth quarter was $29.3 million, up $2.1 million from the fiscal 2013 fourth quarter of $27.2 million.

For fiscal year 2014, interest expense, net of interest income, was $116.3 million, up $8.6 million from the fiscal year 2013 interest expense of $107.7 million.

The increases in interest expense in the fiscal 2014 fourth quarter and fiscal year 2014 were primarily due to the effect of higher principal balances on our outstanding debt during fiscal year 2014 versus fiscal year 2013 resulting primarily from our October 2013 senior notes offering.

Provision for Income Taxes:  For the fiscal 2014 fourth quarter, income taxes were $35.1 million.  The effective tax rate for the fiscal 2014 fourth quarter was 36.2% compared to 35.8% for the fiscal 2013 fourth quarter.

For fiscal year 2014, income taxes were $144.7 million versus $151.5 million in fiscal 2013.  The Company’s effective tax rate for fiscal year 2014 was 37.0% compared to 36.7% for fiscal 2013.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1):  GAAP net earnings were $61.8 million in the fiscal 2014 fourth quarter, compared to fiscal 2013 fourth quarter net earnings of $64.8 million, down 4.7%.  Excluding expenses from the data security incident of $0.3 million, net of tax, adjusted net earnings for the fiscal 2014 fourth quarter were $62.1 million, down 4.2%

Both GAAP and adjusted diluted earnings per share for the fiscal 2014 fourth quarter were $0.39 compared to fiscal 2013 fourth quarter GAAP diluted earnings per share of $0.38, an increase of 2.6%.

In fiscal year 2014, GAAP net earnings were $246.0 million compared to fiscal year 2013 net earnings of $261.2 million, down 5.8% from the prior year.  Excluding expense from the management transition costs and expenses from the data security incident of $3.7 million net of tax, adjusted net earnings in fiscal year 2014 were $249.7 million, a decrease of 4.4% from the prior year.

GAAP diluted earnings per share in fiscal year 2014 were $1.51 compared to fiscal year 2013 diluted earnings per share of $1.48, an increase of 2.0%.  Adjusted diluted earnings per share in fiscal 2014 were $1.53, an increase of 3.4% over fiscal 2013.

Fiscal year 2014 adjusted net earnings includes adjustments of $3.7 million, net of tax, and are described in detail on Schedule D.

Adjusted (Non-GAAP) EBITDA(1):  Adjusted EBITDA for the fiscal 2014 fourth quarter was $151.4 million, an increase of 0.2% from $151.1 million for the fiscal 2013 fourth quarter.

Fiscal year 2014 Adjusted EBITDA was $611.3 million, a decrease of 0.1% from $611.8 million in fiscal 2013.

(1)See Supplemental Schedule C and D for a reconciliation of these non-GAAP financial measures.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2014, were $106.6 million.  The Company ended fiscal year 2014 with a zero balance on its asset-based loan (ABL) revolving credit facility.  Borrowing capacity on the ABL facility was approximately $476.0 million at the end of fiscal year 2014.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of September 30, 2014.  Net cash provided by operating activities for fiscal year 2014 was $316.0 million.

During the fiscal 2014 fourth quarter period, the Company repurchased (and subsequently retired) a total of 1.2 million shares of its common stock at an aggregate cost of $31.6 million under the Company’s prior $700 million share repurchase program.

For the fiscal 2014 year, the Company repurchased (and subsequently retired) a total of 12.6 million shares of its common stock at an aggregate cost of $333.3 million under the Company’s prior $700 million share repurchase program.

On August 20, 2014, the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $1.0 billion of its common stock during the period from August 20, 2014 through September 30, 2017. This share repurchase program is the fourth repurchase authorized by the Company and terminated the Company’s prior $700 million share repurchase program under which the Company had repurchased $576.6 million of its common stock as of August 20, 2014.

For the full year ended September 30, 2014, the Company’s capital expenditures, excluding acquisitions, totaled $76.8 million.

Working capital (current assets less current liabilities) increased $167.4 million to $640.6 million at September 30, 2014, compared to $473.2 million at September 30, 2013.  The ratio of current assets to current liabilities was 2.38 to 1.00 at September 30, 2014, compared to 1.87 to 1.00 at September 30, 2013.

Inventory as of September 30, 2014 was $828.4 million, an increase of $20.1 million or growth of 2.5% from September 30, 2013 inventory of $808.3 million.  This increase is primarily due to sales growth from new store openings and the introduction of new third-party brands in the Sally segment.

Business Segment Results:

Sally Beauty Supply

Fiscal 2014 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $581.3 million, up 4.5% from $556.1 million in the fiscal 2013 fourth quarter.  The favorable impact of foreign currency exchange on net sales was $2.6 million, or 0.5% of sales.

•                  Same store sales increased 2.1% versus a decline of 1.5% in the fiscal 2013 fourth quarter.

•                  Gross margin of 54.8%, a 10 basis point decline from 54.9% in the fiscal 2013 fourth quarter.

•                  Segment operating earnings of $107.9 million, up 0.5% from $107.3 million in the fiscal 2013 fourth quarter.  Segment operating margins declined 70 basis points to 18.6% of sales from 19.3% of sales in the fiscal 2013 fourth quarter.

Sales growth in the fiscal 2014 fourth quarter was driven by new store openings, same store sales growth and the favorable impact of foreign currency exchange.  Gross profit margin declined by 10 basis points primarily due to lower gross profit margin in certain international businesses.  Segment operating margin decline was primarily due to higher SG&A expenses across the business and lower international gross profit margin.

Fiscal 2014 Results for Sally Beauty Supply

•                  Sales of $2.3 billion, up 3.5% over fiscal year 2013.  The favorable impact of foreign currency exchange was $11.8 million, or 0.5% of sales.

•                  Same store sales increased 1.3% versus a decline of 0.6% in fiscal year 2013.

•                  Sales from international locations (Mexico, Canada, the United Kingdom, Ireland, Belgium, the Netherlands, France, Germany, Spain, Chile and Peru) represented 25% of segment sales versus 23% in fiscal 2013.

•                  Gross margin of 54.8%, down 10 bps from 54.9% in fiscal 2013.

•                  Segment operating earnings of $431.7 million, down 1.2% from $437.0 million in fiscal 2013. Segment operating margins decreased 90 basis points to 18.7% of sales from 19.6% in fiscal 2013.

•                  Net store base increased by 139 or 4.1% for total store count of 3,563.  Store growth in the U.S. business was 3.1% while store growth in the international business was 7.8%.

Sales growth in fiscal 2014 was driven by new store openings, same store sales growth and the favorable impact of foreign currency exchange.  Gross profit margin declined by 10 bps primarily due to a shift in product mix to lower margin product in the Sally U.S. business.

Beauty Systems Group

Fiscal 2014 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $363.0 million, up 3.6% from $350.3 million in the fiscal 2013 fourth quarter.  The impact of unfavorable foreign currency exchange on net sales was $1.0 million, or 0.3% of sales.

•                  Same store sales growth of 3.8% versus 5.2% in the fiscal 2013 fourth quarter.

•                  Gross margin of 41.1%, flat when compared to the fiscal 2013 fourth quarter.

•                  Segment operating earnings of $54.0 million, up 9.8% from $49.2 million in the fiscal 2013 fourth quarter.

•                  Segment operating margins increased by 90 basis points to 14.9% of sales from 14.0% in the fiscal 2013 fourth quarter.

Sales growth for Beauty Systems Group was driven by growth in same store sales, new store openings and the full service business.  Segment operating earnings growth is primarily due to sales growth and favorable SG&A leverage.

Fiscal 2014 Results for Beauty Systems Group

•                  Sales of $1.44 billion, up 3.8% from $1.39 billion in fiscal 2013.  The unfavorable impact of foreign currency exchange on net sales was $6.7 million, or 0.5% of sales.

•                  Same store sales growth of 3.5% versus 4.2% in fiscal 2013.

•                  Gross margin of 41.1%, flat when compared to fiscal 2013.

•                  Segment operating earnings of $217.0 million, up 8.2% from $200.5 million in fiscal 2013.

•                  Segment operating margins increased to 15.0% of sales from 14.4% in fiscal 2013, a 60 basis point improvement.

•                  Net store base increased by 20 or 1.6% for total store count of 1,265, including 162 franchised locations.

•                  Total BSG distributor sales consultants at the end of fiscal 2014 were 981 versus 982 at the end of fiscal 2013.

Sales growth in fiscal year 2014 for the Beauty Systems Group was primarily due to same store sales growth and new store openings, while partially offset by the unfavorable impact of foreign currency exchange.  Segment earnings growth is primarily due to sales growth and favorable SG&A leverage.

Fiscal Year 2015 Outlook

•                  Consolidated same store sales growth for fiscal 2015 is expected to be slightly above 3.0%. Same store sales growth in the fiscal 2015 first quarter may fall below the full year estimate as sequential, quarterly improvement is expected throughout the year.

•                  Consolidated gross profit margin expansion is expected to be in the range of 20 bps to 30 bps.

•                  Fiscal year 2015 unallocated corporate expenses, including approximately $19 million in share-based compensation, are expected to be in the range of $140 million to $145 million.

•                  Consolidated SG&A as a percent to sales, including unallocated expenses, is expected to be flat or slightly higher than fiscal 2014 GAAP metric of 33.9%.  The fiscal 2015 outlook includes approximately $10 million of investments in business opportunities such as LoxaBeauty, growth in South America and new business development.

•                  The effective tax rate for fiscal year 2015 is expected to be in the range of 37.5% to 38.5%.

•                  Capital expenditures for fiscal year 2015 are projected to be in the range of $95 million to $100 million.

•                  Consolidated organic store growth is expected to be in the range of 3% to 4%.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-553-0326 (International:  612-332-1210).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 13, 2014 through November 27, 2014 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 340569.  Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,800 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offers up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating and effectively responding to changes in consumer preferences and buying trends in a timely manner; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce business; product diversion to mass retailers or other unauthorized retailers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; conducting business outside the United States; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ personal information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management attention required to investigate and remediate a data security breach; the ultimate determination of the extent or scope of the potential liabilities relating to our recent data security incident; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2014, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation (which includes costs related to the Company’s executive management transition) and costs related to the Company’s previously disclosed data security incident.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed executive management transition and data security incident for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D
Store Count and Same Store Sales	E
Selected Financial Data and Debt	F

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2014	2013	% CHG	2014	2013	% CHG

Net sales	$944,288	$906,435	4.2%	$3,753,498	$3,622,216	3.6%
Cost of products sold and distribution expenses	476,748	457,077	4.3%	1,893,326	1,826,953	3.6%
Gross profit	467,540	449,358	4.0%	1,860,172	1,795,263	3.6%
Selling, general and administrative expenses (1)(2)	320,496	301,931	6.1%	1,273,513	1,202,709	5.9%
Depreciation and amortization	20,924	19,340	8.2%	79,663	72,192	10.3%

Operating earnings	126,120	128,087	-1.5%	506,996	520,362	-2.6%
Interest expense	29,263	27,185	7.6%	116,317	107,695	8.0%
Earnings before provision for income taxes	96,857	100,902	-4.0%	390,679	412,667	-5.3%
Provision for income taxes	35,107	36,090	-2.7%	144,686	151,516	-4.5%
Net earnings	$61,750	$64,812	-4.7%	$245,993	$261,151	-5.8%

Earnings per share:
Basic	$0.40	$0.39	2.6%	$1.54	$1.52	1.3%
Diluted	$0.39	$0.38	2.6%	$1.51	$1.48	2.0%

Weighted average shares:
Basic	154,690	166,204		159,933	171,682
Diluted	158,124	170,734		163,419	176,159

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.8%	54.9%	(10)	54.8%	54.9%	(10)
BSG Segment Gross Profit Margin	41.1%	41.1%	0	41.1%	41.1%	0
Consolidated Gross Profit Margin	49.5%	49.6%	(10)	49.6%	49.6%	0
Selling, general and administrative expenses	33.9%	33.3%	60	33.9%	33.2%	70
Consolidated Operating Profit Margin	13.4%	14.1%	(70)	13.5%	14.4%	(90)
Net Earnings Margin	6.5%	7.2%	(70)	6.6%	7.2%	(60)

Effective Tax Rate	36.2%	35.8%	40	37.0%	36.7%	30

(1)         Selling, general and administrative expenses include share-based compensation expenses of $3.8 million and $3.7 million for the three months ended September 30, 2014 and 2013, respectively; and $22.1 million and $19.2 million for the twelve months ended September 30, 2014 and 2013, respectively, including a charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and twelve months ended September 30, 2014, selling, general and administrative expenses include expenses of $0.5 million and  $2.5 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2014	2013	% CHG	2014	2013	% CHG
Net sales:
Sally Beauty Supply	$581,270	$556,086	4.5%	$2,308,743	$2,230,028	3.5%
Beauty Systems Group	363,018	350,349	3.6%	1,444,755	1,392,188	3.8%
Total net sales	$944,288	$906,435	4.2%	$3,753,498	$3,622,216	3.6%

Operating earnings:
Sally Beauty Supply	$107,865	$107,303	0.5%	$431,655	$437,018	-1.2%
Beauty Systems Group	54,007	49,185	9.8%	216,971	200,492	8.2%
Segment operating earnings	161,872	156,488	3.4%	648,626	637,510	1.7%

Unallocated corporate expenses (1)	(31,942)	(24,702)	29.3%	(119,523)	(97,947)	22.0%
Share-based compensation (2)	(3,810)	(3,699)	3.0%	(22,107)	(19,201)	15.1%
Interest expense	(29,263)	(27,185)	7.6%	(116,317)	(107,695)	8.0%
Earnings before provision for income taxes	$96,857	$100,902	-4.0%	$390,679	$412,667	-5.3%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.6%	19.3%	(70)	18.7%	19.6%	(90)
Beauty Systems Group	14.9%	14.0%	90	15.0%	14.4%	60
Consolidated operating profit margin	13.4%	14.1%	(70)	13.5%	14.4%	(90)

(1)         Unallocated expenses consist of corporate and shared costs. For the three and twelve months ended September 30, 2014, unallocated corporate expenses include expenses of $0.5 million and  $2.5 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

(2)         For the twelve months ended September 30, 2014, share-based compensation expense includes a charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2014	2013	% CHG	2014	2013	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$61,750	$64,812	-4.7%	$245,993	$261,151	-5.8%
Add:
Depreciation and amortization	20,924	19,340	8.2%	79,663	72,192	10.3%
Share-based compensation (1)	3,810	3,699	3.0%	22,107	19,201	15.1%
Expenses from data security incident (2)	529	—	—	2,504	—	—
Interest expense	29,263	27,185	7.6%	116,317	107,695	8.0%
Provision for income taxes	35,107	36,090	-2.7%	144,686	151,516	-4.5%
Adjusted EBITDA (Non-GAAP)	$151,383	$151,126	0.2%	$611,270	$611,755	-0.1%

(1)         For the twelve months ended September 30, 2014 and 2013, share-based compensation includes $8.8 million and $5.9 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement, including a charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and twelve months ended September 30, 2014, selling, general and administrative expenses include expenses of $0.5 million and  $2.5 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2014
	As Reported	Expenses from Data Security Incident (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$320,496	$(529)	$319,967
SG&A expenses, as a percentage of sales	33.9%		33.9%
Operating earnings	126,120	529	126,649
Operating Profit Margin	13.4%		13.4%
Earnings before provision for income taxes	96,857	529	97,386
Provision for income taxes (3)	35,107	206	35,313
Net earnings	$61,750	$323	$62,073

Earnings per share:
Basic	$0.40	$—	$0.40
Diluted	$0.39	$—	$0.39

	Twelve Months Ended September 30, 2014
	As Reported	Management Transition Costs (1)	Expenses from Data Security Incident (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$1,273,513	$(3,500)	$(2,504)	$1,267,509
SG&A expenses, as a percentage of sales	33.9%			33.8%
Operating earnings	506,996	3,500	2,504	513,000
Operating Profit Margin	13.5%			13.7%

Earnings before provision for income taxes	390,679	3,500	2,504	396,683
Provision for income taxes (3)	144,686	1,365	977	147,028
Net earnings	$245,993	$2,135	$1,527	$249,655

Earnings per share:
Basic	$1.54	$0.01	$0.01	$1.56
Diluted	$1.51	$0.01	$0.01	$1.53

(1)         For the twelve months ended September 30, 2014, selling, general and administrative expenses include a share-based compensation charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and twelve months ended September 30, 2014, selling, general and administrative expenses include expenses of $0.5 million and  $2.5 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

(3)         The tax provision for the adjustment to net earnings was calculated using an estimated effective tax rate of 39.0%.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2014	2013	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,544	3,403	141
Franchise stores	19	21	(2)
Total Sally Beauty Supply	3,563	3,424	139
Beauty Systems Group:
Company-operated stores	1,103	1,084	19
Franchise stores	162	161	1
Total Beauty System Group	1,265	1,245	20
Total	4,828	4,669	159

BSG distributor sales consultants (end of period) (1)	981	982	(1)

	2014	2013	Basis Pt Chg
Fourth quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	2.1%	-1.5%	360
Beauty Systems Group	3.8%	5.2%	(140)
Consolidated	2.6%	0.4%	220

			Basis Pt Chg
Twelve months ended September 30 company-operated same store sales growth (decline) (2)
Sally Beauty Supply	1.3%	-0.6%	190
Beauty Systems Group	3.5%	4.2%	(70)
Consolidated	2.0%	0.8%	120

(1)         Includes 339 and 321 distributor sales consultants as reported by our franchisees at September 30, 2014 and 2013, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of September 30,
	2014	2013
Financial condition information (at period end):
Working capital	$640,612	$473,164
Cash and cash equivalents	106,575	47,115
Property and equipment, net	238,111	229,540
Total assets	2,029,973	1,950,086
Total debt, including capital leases	1,811,641	1,690,703
Total stockholders’ (deficit) equity	$(347,053)	$(303,479)

	As of September 30,
	2014	Interest Rates
Debt position excluding capital leases:
Revolving ABL facility		(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2019	750,000	6.875%
Senior notes due 2022 (1)	857,447	5.750%
Senior notes due 2023	200,000	5.500%
Other (2)	95	5.15% to 5.79%
Total debt, excluding capital leases	$1,807,542

Debt maturities, excluding capital leases:
Twelve months ending September 30,
2015	$95
2016-2019	—
Thereafter (1)	1,807,447
Total debt, excluding capital leases	$1,807,542

(1)         Amount includes unamortized premium of $7.4 million related to notes in an aggregate principal amount of $150.0 million. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)         Represents pre-acquisition debt of businesses acquired.